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                                                                   EXHIBIT 4.3.1


                           FIRST AMENDMENT TO WARRANT
                       TO PURCHASE SHARES OF COMMON STOCK

     This First Amendment to Warrant to Purchase Shares of Common Stock is made to that Warrant to Purchase Shares of Common Stock granted October 31, 2000 by LipoMed, Inc., now known as LipoScience, Inc., a Delaware Corporation (the "Company") to First Union National Bank ("First Union") as of the 19th day of March, 2002.

A. WHEREAS, First Union and the Company entered into that Warrant to Purchase Shares of Common Stock dated October 31, 2000 (the "Warrant Agreement");

B. WHEREAS, the Warrant Agreement incorrectly referenced the promissory note (the "Note") given by the Company to the First Union which is convertible, in part, in connection with the exercise of the Warrant;

C. WHEREAS, the First Union and the Company have agreed to increase and modify the Note and the other documents related thereto;

D. WHEREAS, the parties wish to correct the incorrect reference to the Note and to reflect that the Note has been amended and restated in the Warrant Agreement.

     NOW THEREFORE, in consideration of the premises contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Section 2.1 of the Warrant Agreement is hereby modified to restate the first sentence as follows:

          This Warrant may be exercised by the holder hereof in whole or in part from time to time by the surrender of this Warrant (with the Notice of Exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and (i) by converting all or a portion of the principal and accrued but unpaid interest, if any, under the Promissory Note issued by the Company to First Union dated October 6, 2000, as amended and restated by that Amended and Restated Substituted Promissory Note issued by the Company to First Union dated of even date herewith (the "Note") in an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased and/or (ii) by the payment to the Company by check of the amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased.

2. The Company hereby confirms that the Warrant remains valid and outstanding and that there are no defenses to enforcement of the Warrant Agreement as of the date hereof.


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3.   Except as hereby modified the Warrant Agreement has not been modified and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing document as of the date first above written.

                                            LIPOSCIENCE, INC., formerly known
                                            as LipoMed, Inc.


                                            By:      /s/ F. Ronald Stanton
                                               ---------------------------------
                                                  F. Ronald Stanton, President


                                            FIRST UNION NATIONAL BANK


                                            By:      /s/ C. Douglass Riddle
                                               ---------------------------------

                                            Name:      C. Douglass Riddle
                                                 -------------------------------

                                            Title:    Senior Vice President
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